Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10 of our report dated June 15, 2023, relating to the consolidated financial statements of Groove Botanicals, Inc. as of March 31, 2023 and March 31, 2022 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

June 15, 2023